UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 31, 2011

(Date of Earliest Event Reported)

Shrink Nanotechnologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	333-138083 (Commission File Number)	20-2197964 (I.R.S. Employer Identification No.)

4100 Calit2 Bldg

Irvine, CA 92697-2800

 (Address of principal executive offices)

760-804-8844

 (Registrant's telephone number, including area code)

(Former name and former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     .  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     .  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     .  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     .  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement.

Termination of Letter of Intent to Acquire Nanopoint, Inc.

Effective as of March 29, 2011, Shrink Nanotechnologies, Inc. (the “Company”), entered into a Letter of Intent (the “Nanopoint LOI”) with Nanopoint, Inc. a Delaware corporation with principal offices in Hawaii (“Nanopoint”), calling for, among other things, the acquisition of 100% of the equity ownership of Nanopoint in exchange for up to 60,000,000 shares of the Company’s common stock to be paid if certain sales milestones are met.  In addition, the acquisition is dependent on completion of successful due diligence and contemplates a financing completion of not less than $500,000 and up to $1,000,000.

Effective as of May 31, 2011, the Nanopoint LOI terminated automatically, without penalty or set off on either party.

Item  7.01.

Regulation FD Disclosure.

Press Releases

On June 28, 2011, the Company issued a press release relating to commencement of sales by the Company of its first commercial product, the StemDisc 450 Stem Cell and Cell Culture Product.  A copy of this press release is furnished as an exhibit to this Report.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibits.

The following shall be deemed filed or furnished with this Report.

99.1

Press Release, dated as of June 28, 2011 relating to acquisition of Nanopoint, Inc. by Shrink Nanotechnologies, Inc. (Deemed furnished)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amended report to be signed on its behalf by the undersigned hereunto duly authorized.

SHRINK NANOTECHNOLOGIES, INC.

Date: July 18, 2011

By:  /s/ Mark L. Baum, Esq.

Name:

Mark L. Baum, Esq.

Title:

Chief Executive Officer

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